Exhibit (a)(5)(E)

Form of Notice to Team Members

Dear Team Member,

As you will see from the attached press release dated April 30, 2014, Global Sources Ltd. (“Global Sources” or the “Company”) has announced the commencement of a Tender Offer to purchase up to 5,000,000 of its issued and outstanding common shares of par value $0.01 each (“Shares”) at a price of US$10.00 per share.

This Tender Offer applies to all Global Sources shareholders, including Global Sources Team Members (present or past) who have Shares held in trust by Appleby Services (Bermuda) Ltd. (the “Trustee”).

The Tender Offer will expire on May 28, 2014, at 12:00 Midnight, New York City time, unless Global Sources extends it (such time and date, as it may be extended, will hereinafter be referred to as the “Expiration Date”).  The Trustee needs to respond to the Tender Offer by the Expiration Date.  Please advise Pinky Escano by email at pescano@globalsources.com, in advance of the Expiration Date, whether and to what extent you wish to tender your Shares held in trust by the Trustee. We will then convey your instructions to the Trustee. Please let Pinky know as early as possible, so that there is sufficient time for her to inform the Trustee, and for the Trustee to tender your Shares on your behalf on time.

None of the Company, its Board of Directors or the Trustee makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares.

If more than 5,000,000 Shares are properly tendered and not properly withdrawn, Global Sources will purchase Shares first, from all shareholders who own, beneficially or of record, an aggregate of fewer than 100 Shares and who properly tender all such Shares, and second, on a pro rata basis from all other shareholders who properly tender their Shares.  This preference will not be available to you unless you complete the section captioned “Odd Lots” in this notice to Team Members.  For further information about the odd lot preference, please see Sections 1, 3 and 5 of the Offer to Purchase.

Global Sources will pay the purchase price, net to the Trustee in US$ cash, without interest, for the Shares it purchases, promptly after the expiration of the Tender Offer and the acceptance of the Shares for payment.  The payment will then be distributed to you.  In the event of proration, Global Sources will determine the proration factor and pay for those tendered Shares accepted for payment, as soon as practicable after the Expiration Date.

The Tender Offer documents are available for free on our Investor Relations website and at the US Securities and Exchange Commission website at http://www.sec.gov.  Please read them carefully. In particular, the Summary of Terms contains some useful questions and answers about this Tender Offer. If, however, you still have any questions about the Tender Offer, please call Georgeson Inc., the Information Agent for the Tender Offer.  If you are in the United States, you can contact Georgeson Inc. at 1-888-219-8320; or if you are outside of the United States, you can contact Georgeson Inc. at (781) 575-2137.

Regards,

Philip Chatting
Vice President, Corporate HR
philipc@globalsources.com
22/F Vita Tower, 29 Wong Chuk Hang Road, Hong Kong
Tel: (852) 2555 4752; Fax: (852) 2814 9695

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To	:	HR Department, Hong Kong
Re	:	Tender Offer

I wish to participate in the Company’s1 tender offer. I understand that this participation is voluntary and that Global Sources neither recommends nor advises for or against this participation.

I want to tender and sell _______________ of my vested Shares of Global Sources that are held in trust by the Trustee.

ODD LOTS

To be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares of Global Sources.

☐  By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 Shares of Global Sources and is tendering all of those Shares.

Name	:	_____________________________
Signature	:	_____________________________
Date	:	_____________________________

To send:

Scan and e-mail to Pinky Escano at pescano@globalsources.com

1 All capitalized terms have the respective meanings ascribed to them in the notice to which this reply form is attached.